Exhibit 10.12

MeiraGTx Holdings plc

Non-Employee Director Compensation Program

(effective as of June 10, 2026)

Non-employee members of the board of directors (the “Board”) of MeiraGTx Holdings plc (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. As of its effectiveness, the terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors.

I.Cash Compensation

A.Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $90,000 for service on the Board.

B.Additional Annual Retainers. In addition, each Non-Employee Director shall receive the following annual retainers:

1.Chairman of the Board or Lead Independent Director. A Non-Employee Director serving as Chairman of the Board or Lead Independent Director shall receive an additional annual retainer of $75,000 for such service.

2.Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $40,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service.

3.Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $30,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service.

4.Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $30,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Nominating and

Corporate Governance Committee shall receive an additional annual retainer of $15,000 for such service.

5.Science and Technology Committee. A Non-Employee Director serving as Chairperson of the Science and Technology Committee shall receive an additional annual retainer of $20,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Science and Technology Committee shall receive an additional annual retainer of $10,000 for such service.

C.Payment of Retainers. The annual retainers described in Sections I(A) and I(B) shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section I(B), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

II.Equity Compensation

Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2018 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be granted subject to award agreements, including attached exhibits, in substantially the forms approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreement.

A.Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board shall receive an option to purchase 50,000 ordinary shares of the Company on the date of such initial election or appointment. The awards described in this Section II(A) shall be referred to as “Initial Awards.” No Non-Employee Director shall be granted more than one Initial Award.

B.Subsequent Awards. A Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board for at least six months as of the date of any annual meeting of the Company’s shareholders and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted the following equity awards on the date of such annual meeting:

1.A Non-Employee Director serving as Chairman of the Board or Lead Independent Director shall be granted 100,000 restricted share units.

2.A Non-Employee Director serving as a member of the Board other than the Chairman or Lead Independent Director shall be granted 60,000 restricted share units.

The awards described in this Section II(B) shall be referred to as “Subsequent Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s shareholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.

C.Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section II(A) above, but to the extent that they are otherwise entitled, will receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section II(B) above.

D.Terms of Awards Granted to Non-Employee Directors

1.Exercise Price. The per share exercise price of each option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of an ordinary share on the date the option is granted.

2.Vesting. Each Initial Award shall vest and become exercisable in thirty-six (36) substantially equal monthly installments following the date of grant, such that the Initial Award shall be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date. Each Subsequent Award shall vest on the earlier of the first anniversary of the date of grant or the day immediately prior to the date of the next annual meeting of the Company’s shareholders occurring after the date of grant, in either case subject to the Non-Employee Director continuing in service on the Board as a Non-Employee Director through each such vesting date. Unless the Board otherwise determines, any portion of an Initial Award or Subsequent Award which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested and, as applicable, exercisable. All of a Non-Employee Director’s Initial Awards and Subsequent Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

3.Term. The maximum term of each option granted to a Non-Employee Director hereunder shall be ten (10) years from the date the option is granted.

4.Deferral. The Board may provide that the settlement of restricted share units be deferred, on a mandatory basis or at the Non-Employee Director’s election, on such terms as determined by the Board.

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